Exhibit 16.1

WAGNER & ZWERMAN LLP	Mark Wagner, CPA
Andrew M. Zwerman, CPA
Certified Public Accountants	Vincent J. Preto, CPA
John Antinore, CPA
Kelly Schmidt, CPA

201 Old Country Road, Ste 202
Melville, NY 11747
Phone: 631-777-1000 Fax: 631-777-1008
E-mail: staff@wzcpafirm.com

September 14, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Growth Capital Acquisition Corp. (f/k/a PinstripesNYS, Inc.)

We have read the section entitled “Change in Auditor” in the registration statement on Form S-1 of Growth Capital Acquisition Corp. and are in agreement with the statements as they related to our firm. We have no basis to agree or disagree with the other statements contained therein. We hereby consent to the filing of this letter as an exhibit to the referenced Form S-1.

Respectfully,

Wagner & Zwerman LLP

Other location: 280 Madison Avenue, Suite 705, New York, NY 10016